CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Derycz Scientific, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 1,500,000 shares of common stock of Derycz Scientific, Inc. of our report dated September 27, 2010, relating to the financial statements of Derycz Scientific, Inc. and Subsidiaries as of June 30, 2010 and 2009 which appear in Derycz Scientific Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the Securities and Exchange Commission on September 28, 2010.

Weinberg & Company, P.A.

Los Angeles, California
October 7, 2010